Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153871
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Supplement dated February 9, 2011)
(and to Prospectus Supplement dated November 10, 2010)
(and to Prospectus dated December 17, 2008)
BANCTRUST FINANCIAL GROUP, INC.
117,867 SHARES OF COMMON STOCK
     Pursuant to this prospectus supplement, the accompanying prospectus supplements and the accompanying prospectus, we are offering 117,867 shares of common stock to YA Global Master SPV Ltd., or YA Global, at a price of $2.5452 per share, pursuant to our previously announced Standby Equity Distribution Agreement, or the SEDA, dated November 10, 2010, with YA Global. The total purchase price for the shares is $300,000.00. These shares are being issued as part of the commitment by YA Global to purchase, at our option, from time to time, up to $15,000,000 of common stock pursuant to the SEDA as described in the Prospectus Supplement dated November 10, 2010. We will receive proceeds from the sale of these shares of $300,000.00.
     In addition to our issuance of common stock to YA Global pursuant to the SEDA, this prospectus supplement, the accompanying prospectus supplements and the accompanying prospectus also cover the sale of those shares by YA Global to the public. YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.
     We expect to issue the shares to YA Global on or about February 23, 2011. Our common stock is listed on the NASDAQ Global Market under the symbol “BTFG.” The last reported sale price of our common stock on the NASDAQ Global Market on February 23, 2011 was $2.61 per share.
     Investing in our common stock involves risks. See the risk factors beginning on page S-2 of the accompanying prospectus supplement dated November 10, 2010 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, as modified by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report, to read about the risks you should consider before purchasing our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplements or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 23, 2011.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153871
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Supplement dated November 10, 2010)
(and to Prospectus dated December 17, 2008)
BANCTRUST FINANCIAL GROUP, INC.
58,747 SHARES OF COMMON STOCK
     Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, we are offering 46,982 shares of common stock to YA Global Master SPV Ltd., or YA Global, at a price of $2.5542 per share and 11,765 shares of common stock to YA Global at a price of $2.5500 per share, pursuant to our previously announced Standby Equity Distribution Agreement, or the SEDA, dated November 10, 2010, with YA Global. The total purchase price for the shares is $150,000.00. These shares are being issued as part of the commitment by YA Global to purchase, at our option, from time to time, up to $15,000,000 of common stock pursuant to the SEDA as described in the Prospectus Supplement dated November 10, 2010. We will receive proceeds from the sale of these shares of $150,000.00.
     In addition to our issuance of common stock to YA Global pursuant to the SEDA, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the sale of those shares by YA Global to the public. YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.
     We expect to issue the shares to YA Global on or about February 10, 2011. Our common stock is listed on the NASDAQ Global Select Market under the symbol “BTFG.” The last reported sale price of our common stock on the NASDAQ Global Select Market on February 9, 2011 was $2.626 per share.
     Investing in our common stock involves risks. See the risk factors beginning on page S-2 of the accompanying prospectus supplement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, as modified by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report, to read about the risks you should consider before purchasing our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 10, 2011.

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated December 17, 2008)
Up to $15,000,000 of Shares of Common Stock
     We have entered into a Standby Equity Distribution Agreement, or the SEDA, with YA Global Master SPV Ltd., or YA Global, for the offer and sale of up to $15,000,000 of shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. We may from time to time issue a portion of these shares to YA Global at a price per share determined in accordance with the SEDA.
     We have been advised by YA Global that the resale of any shares of common stock by YA Global will be made by means of ordinary brokers’ transactions on the Nasdaq Global Select Market or otherwise at market prices prevailing at the time of sale or at prices related to the prevailing market prices. YA Global will purchase the shares from us based upon the lowest daily dollar volume weighted average price of our common stock that is greater than a minimum price established in accordance with the SEDA during the five consecutive trading days beginning on the first trading day after we provide notice to YA Global that we intend to sell the shares to YA Global. The dollar volume weighted average price will be determined based on information reported by Bloomberg, L.P. during the five trading day period. YA Global will receive a discount equal to 4.0% of such price.
     Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “BTFG.” The last reported sale price of our common stock on the Nasdaq Global Select Market on November 9, 2010 was $2.91 per share.
     Based on the last reported sale price of $2.91 of our common stock on the Nasdaq Global Select Market on November 9, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $46,881,144. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-2 of this prospectus supplement to read about the factors you should consider before purchasing our common stock.
     In connection with the resale of the common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, or the Securities Act, and the compensation of YA Global may be deemed to be underwriting commissions or discounts.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
YA Global Master SPV Ltd.
The date of this prospectus supplement is November 10, 2010

Prospectus Supplement

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or any other jurisdiction where the offer is not permitted.
     You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the respective documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
     We are providing information to you about this offering of our common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.
     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption “Where You Can Find More Information” in the accompanying prospectus and under the captions “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement.
     Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” and “our” refer to BancTrust Financial Group, Inc., our subsidiary bank, BankTrust, and its brokerage and insurance subsidiary, BancTrust Financial Services, Inc.; except that in the discussion of our capital stock and related matters these terms refer solely to BancTrust Financial Group, Inc. and not to our subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov. You may also obtain any documents we have filed with or furnished to the SEC on our website at http://www.banktrustonline.com under the “Investor Relations” tab. These documents are made available free of charge on our website as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our Internet website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus supplement or the accompanying prospectus.
     This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3/A that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement and the accompanying prospectus in accordance with the rules of the SEC. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC’s rules allow us to “incorporate” the information we file with the SEC “by reference” into this prospectus. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
     We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Our Current Reports on Form 8-K filed on January 25, 2010, February 24, 2010, May 27, 2010, August 26, 2010, September 13, 2010 and November 10, 2010; and

•	The description of the common stock set forth in our Registration Statement filed February 27, 1987 on Form 8-A (SEC File No. 0-15423) and any amendment or report filed for the purpose of updating such description; and
     In addition, we incorporate by reference any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, on or after the date of this prospectus supplement until all of the securities offered pursuant to this prospectus supplement have been sold. We will provide a copy of these filings upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:
BancTrust Financial Group, Inc.
100 St. Joseph Street
Mobile, Alabama 36602
(251) 431-7800
Attention: F. Michael Johnson

S-iii

A WARNING ABOUT FORWARD-LOOKING INFORMATION
     This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements with respect to critical accounting policies, financial condition, liquidity, non-performing assets, results of operations and other matters. These statements can generally be identified by the use of words such as “expect,” “may,” “could,” “should,” “hope,” “schedule,” “outlook,” “contemplate,” “intend,” “plan,” “project,” “estimate,” “will,” “believe,” “continue,” “predict,” “anticipate” or words of similar meaning. Our forward-looking statements are based on information currently available to management and assumptions that management believes to be reasonable. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, in addition to the inherent uncertainty of predictions, which may be beyond our control and which may cause our actual results, performance, capital, ownership or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others:
•	the risks presented by an economic recession or decline in economic activity, which could adversely affect credit quality, collateral values, including real estate collateral and other real estate owned, investment values, liquidity and loan originations, reserves for loan and lease losses, charge offs of loans and loan portfolio delinquency rates;

•	we may be compelled to seek additional capital in the future to repay maturing debt, augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on favorable terms;

•	the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers;

•	new or existing legislation or regulatory requirements, changes in regulatory requirements, including accounting standards, and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premiums, could adversely affect the businesses in which we are engaged, our results of operations and financial condition;

•	changes in monetary and fiscal policies of the U.S. government may adversely affect the business in which we are engaged;

•	the frequency and magnitude of foreclosure of our loans may increase;

•	the assumptions and estimates underlying the establishment of reserves for possible loan and lease losses and other estimates may be inaccurate;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce margins, reduce net interest income and negatively affect funding sources;

•	we may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions or financings or capital-raising transactions;

•	we may be unable to achieve anticipated results from mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions and, integrating operations as part of these transaction; possible failures to achieve expected gain, revenue growth and/or expense savings from such transactions; and greater than expected deposit attrition, customer loss or revenue loss;

S-iv

•	competitors may have greater financial resources and develop products that enable them to compete more successfully than we can compete;

•	adverse changes may occur in the capital markets;

•	possible negative effects from the sizable oil spill off the coast of Louisiana in late April 2010;

•	we may not be able to effectively manage the risks involved in the foregoing; and

•	the other risks listed from time to time in documents and reports filed by us with the SEC.
     All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice and by those risks and uncertainties described under “Risk Factors” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as modified by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report, which are incorporated by reference into this prospectus supplement in their entirety.
     We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date such statements were made. We do not intend to update or revise, and we assume no responsibility for updating or revising, any forward-looking statement attributable to us.

S-v

THE COMPANY
     We are a bank holding company headquartered in Mobile, Alabama and incorporated in the state of Alabama. We provide a comprehensive array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and 9 bank offices in northwest Florida. We operate a subsidiary bank, BankTrust, headquartered in Mobile, Alabama, which we sometimes refer to as the “Bank.”
     Through our subsidiary Bank, we offer a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in or conduct a substantial portion of their business in our markets. We also offer a full array of retail and commercial deposit products and fee-based services to support our customers’ financial needs, including checking accounts, money market accounts, savings accounts and certificates of deposit. For our commercial customers we also offer cash management services such as lock-box, sweep accounts and remote deposit. Other traditional services offered include drive-in banking and night deposit facilities, 24-hour automated teller machines, internet banking, debit and credit card services and telephone banking. We currently operate 50 bank offices.
     In addition to our traditional banking services, we offer our customers a full array of trust services through our trust department. We also offer our customers certain investment and insurance products through our Bank.
     Our principal executive offices are located at 100 St. Joseph Street, Mobile, Alabama 36602, and our telephone number is (251) 431-7800. On September 10, 2010, we announced that we and BankTrust plan to move our corporate headquarters to a new facility in downtown Mobile around midyear 2011. Our Internet website address is http://www.banktrustonline.com. Our Internet website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus supplement or the accompanying prospectus.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. In addition to the risk factors set forth below, you should carefully consider the risk factors in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as modified by our quarterly reports on From 10-Q and other SEC filings filed after such annual report, which are incorporated by reference into this prospectus supplement in their entirety. These risk factors may be amended or supplemented or superseded from time to time by other documents and reports we file with the SEC in the future. If any of the events or developments described herein and therein actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline, and you could lose all or part of your investment.
The holders of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, have rights that are senior to those of our common shareholders.
     On December 19, 2008, as part of the Troubled Asset Relief Program Capital Purchase Program, we sold 50,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, or the Series A preferred stock, to the U.S. Department of the Treasury, or the U.S. Treasury, for a price of $1,000 per share. The shares of preferred stock pay a cumulative annual dividend at a rate of 5 percent for the first five years. The dividend will increase to 9% after five years if we have not redeemed the Series A preferred stock. Depending on our financial condition at the time, these dividends could have a negative effect on our liquidity. Additionally, in the event of our bankruptcy, dissolution or liquidation, the holders of the Series A preferred stock will receive distributions of our available assets prior to the holders of our common stock. In conjunction with the issuance of the Series A preferred stock, we also issued to the U.S. Treasury a warrant, referred to as the TARP warrant, to purchase up to 731,000 shares of our common stock at $10.26 per share.
     The rules and policies applicable to recipients of capital under the Troubled Asset Relief Program Capital Purchase Program continue to evolve, and their scope, timing and effect cannot be accurately predicted. Any redemption of the Series A preferred stock or warrants sold to the U.S. Treasury to avoid these restrictions would require prior approval of the Federal Reserve Bank of Atlanta and the U.S. Treasury.
We may not declare a dividend on your common stock without regulatory approval.
     The Bank is currently unable to declare a dividend without the approval of regulators. We are currently required to obtain approval from the Federal Reserve Bank of Atlanta prior to declaring dividends on our common or preferred stock.
     Historically, we have paid a cash dividend on our common stock; however, we have not paid cash dividends on our common stock since the second quarter of 2009. Holders of shares of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The proposed payment of any dividends may be affected by Alabama law, Federal Deposit Insurance Corporation and Federal Reserve Board regulations. Failure to pay regular dividends on our common stock could adversely affect the market price of our common stock.
     The participation in the Troubled Asset Relief Program Capital Purchase Program limits our ability to increase our dividend or to repurchase our common stock for so long as any securities issued under such program remain outstanding. Prior to December 19, 2011, unless we have redeemed the Series A preferred stock issued to the U.S. Treasury or the U.S. Treasury has transferred the Series A preferred stock to a third party, the consent of the U.S. Treasury must be received before we can pay a regular quarterly common stock dividend in excess of $0.13 per share. Furthermore, the terms of the Series A preferred stock prohibit paying dividends on our common stock if we are not current in the payment of quarterly dividends on the Series A preferred stock.
Our future capital needs could result in dilution of our shareholders’ equity.
     Our board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would likely dilute the ownership interests of our shareholders and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our current shareholders which may adversely impact our current shareholders.
YA Global will pay less than the then-prevailing market price for our common stock under the SEDA.
     The common stock to be issued to YA Global pursuant to the SEDA will be purchased at a 4.0% discount to the lowest daily volume weighted average price, or VWAP, of our common stock that is greater than a minimum price established in accordance with the SEDA during the five consecutive trading days beginning on the first trading day after we deliver an advance notice. YA Global has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If YA Global sells the shares, the price of our common stock could decrease.
Anti-takeover provisions in our organizational documents could discourage, delay or prevent a change of control of our company and diminish the value of our common stock.
     Our amended and restated articles of incorporation, as amended, and our second amended and restated bylaws contain certain protective provisions that could have the effect of impeding an attempt to gain control of our outstanding shares or to change the composition of our board of directors, thereby preventing our directors from changing the composition of management. For more information, see “Description of Common Stock” in the accompanying prospectus. These provisions include:
•	authorizing our board of directors to issue shares of preferred stock without shareholder approval;

•	any merger, consolidation, asset sale or similar transaction with a corporation deemed to own, directly or indirectly, more than 5% of the voting stock of BancTrust will require a 75% vote of shareholders, unless approved by not less than 75% of our directors; and

•	certain amendments to our charter require approval of the holders of at least 75% of the outstanding shares of our common stock or not less than 75% of our directors.
     These anti-takeover provisions could impede the ability of our common shareholders to benefit from a change of control and could have a negative impact on the market price of our common stock and your ability to realize any potential change-in-control premium.
We may not be able to access sufficient funds under the SEDA when needed.
     Our ability to put shares to YA Global and obtain funds under the SEDA is limited by its terms and conditions, including restrictions on the amount we may sell to YA Global at any one time, which is determined in part by the trading volume of our common stock, and a limitation on YA Global’s obligation to purchase if such purchase would result in YA Global beneficially owning more than 4.9% of our common stock. Accordingly, the SEDA may not be available to satisfy all of our funding needs.
Recently enacted financial regulatory reforms could have a significant impact on our business, financial condition and results of operations.
     On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act into law. The law includes, among other things:
•	the creation of a Financial Services Oversight Council to identify emerging systemic risks and improve interagency cooperation;

•	the elimination of the Office of Thrift Supervision and the transfer of oversight of federally chartered thrift institutions to the Office of the Comptroller of the Currency;

•	the creation of a Consumer Financial Protection Agency authorized to promulgate and enforce consumer protection regulations relating to financial products, which would affect both banks and non-bank finance companies;

•	the establishment of strengthened capital and prudential standards for banks and bank holding companies;

•	enhanced regulation of financial markets, including derivatives and securitization markets;

•	the elimination of certain trading activities from banks;

•	a permanent increase of the previously implemented temporary increase of Federal Deposit Insurance Corporation deposit insurance to $250,000; and

•	the creation of an Office of National Insurance within the U.S. Treasury.
     While the bill has been signed into law, a number of provisions of the law remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict what the final form of these rules will be when implemented by the respective agencies, but management believes that certain aspects of the new legislation, including, without limitation, the additional cost of higher deposit insurance and the costs of compliance with disclosure and reporting requirements and examinations by the new Consumer Financial Protection Agency, could have a significant impact on our business, financial condition and results of operations. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect the U.S. financial system or financial institutions, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
     Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “BTFG.” The following table sets forth the reported range of high and low sale prices and the cash dividends declared on the shares of common stock for the periods indicated.

	High	Low	Dividend
2010:
Fourth Quarter (through November 9, 2010)	$3.30	$2.86	$0.000
Third Quarter	$4.15	$2.82	$0.000
Second Quarter	$6.47	$3.65	$0.000
First Quarter	$5.09	$2.74	$0.000

2009:
Fourth Quarter	$3.96	$2.54	$0.000
Third Quarter	$4.27	$2.50	$0.000
Second Quarter	$7.65	$2.74	$0.010
First Quarter	$14.95	$3.89	$0.025

2008:
Fourth Quarter	$14.90	$7.40	$0.130
Third Quarter	$16.85	$5.71	$0.130
Second Quarter	$12.72	$6.32	$0.130
First Quarter	$13.23	$9.63	$0.130
     We have not declared a dividend since the second quarter of 2009. We believe that it is important to preserve our capital during this turbulent economic period and that our recent results of operations did not justify the payment of a dividend. We will continue to evaluate the advisability of future cash dividends to balance our goals of maintaining a strong capital base and building long-term shareholder value. Also, participation in the Troubled Asset Relief Program Capital Purchase Program limits our ability to increase our dividend or to repurchase our common stock for so long as any securities issued under such program remain outstanding. The Bank currently can not declare a dividend without the approval of regulators. In addition, we are currently required to obtain approval from the Federal Reserve Bank of Atlanta prior to declaring dividends on our common or preferred stock.
     Prior to December 19, 2011, unless we have redeemed the Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury or the U.S. Treasury has transferred the Series A preferred stock to a third party, the consent of the U.S. Treasury must be received before we can pay a regular quarterly common stock dividend in excess of $0.13 per share.
USE OF PROCEEDS
     We may receive up to $15,000,000 in proceeds from the sale of shares of common stock to YA Global pursuant to the SEDA. For each share of common stock purchased under the SEDA, YA Global will pay 96% of the lowest daily VWAP during the five consecutive trading days after the date that we deliver an advance notice. Each such advance may be for an amount not to exceed $250,000 in any five day trading period. We anticipate, and have represented to YA Global in the SEDA, that the net proceeds from our sale of securities under this prospectus will be used for working capital and general corporate purposes.

PLAN OF DISTRIBUTION
Standby Equity Distribution Agreement
     On November 10, 2010, we entered into the SEDA with YA Global, a fund managed by Yorkville Advisors, LLC. Pursuant to the SEDA, YA Global has agreed to purchase up to $15,000,000, or the Commitment Amount, of our newly issued common stock, if notified to do so by us in accordance with the terms and conditions of the SEDA. Unless terminated earlier, the SEDA will automatically terminate on the earlier of November 10, 2012 or the date on which the aggregate purchases by YA Global under the SEDA total the Commitment Amount. The amount of common stock issued or issuable pursuant to the SEDA, in the aggregate, cannot exceed 19.9% of the aggregate number of outstanding shares of common stock as of November 10, 2010, unless our shareholders approve the issuance in excess of such amount as required by Nasdaq rules or independent counsel provides an opinion satisfactory to YA Global stating that such approval is not necessary.
     We may require YA Global to purchase common stock at any time or from time to time, with at least five trading days between each sale, by delivering an advance notice to YA Global, specifying in such notice the portion of the Commitment Amount being requested by us, or the Advance. The maximum for each Advance cannot exceed $250,000 unless the parties mutually agree upon another amount. The number of shares of common stock issuable in connection with each Advance is computed by dividing the dollar amount of the Advance by the purchase price for such common stock.
     For each share of our common stock purchased under the SEDA, YA Global will pay 96.0% of the Market Price, which is defined as the lowest daily VWAP of our common stock that is greater than a minimum price established as discussed below, or a Minimum Acceptable Price, during the five consecutive trading days after the date on which we deliver written notice of the Advance to YA Global, or the Advance Period. “VWAP” means, as of any date, the dollar volume weighted average price for our common stock as reported by Bloomberg, L.P. For each Advance, the Minimum Market Price will be 1.042 multiplied by the Minimum Acceptable Price, which is defined as (i) an amount we indicate in the written notice to YA Global relating to that Advance, or the Company Minimum Price, or (ii) if issuing shares of common stock for a purchase price that is less than 90.0% of the last sale price reported by Bloomberg, L.P. at the close of the last trading day of the Advance Period, or the TARP Minimum Price, would cause an adjustment to the exercise price for the TARP warrant, the greater of the Company Minimum Price and the TARP Minimum Price. If on any trading day during the pricing period the VWAP for our common stock is below the Minimum Market Price, the Advance automatically will be reduced by 20% for each such trading day, referred to as an Excluded Day, except that YA Global may elect to purchase, and we will be obligated to sell, up to that number of shares of common stock equal to the amount of such reduction divided by the Minimum Acceptable Price corresponding to such Advance at a price equal to the Minimum Acceptable Price corresponding to such Advance.
     In connection with any Advance, if any portion of an Advance would cause the beneficial ownership of our then outstanding common stock by YA Global to exceed 4.9% or to exceed the aggregate offering price available for issuance pursuant to our Registration Statement on Form S-3/A (File No. 333-153871), then such portion will automatically be deemed to be withdrawn by us with no further action required by us.
     Burke Capital Group, LLC, a division of Morgan Keegan & Co. Inc., is acting as our financial advisor in connection with the sale of our common stock of YA Global under the SEDA. We have agreed to pay Burke Capital Group, LLC a fee of $100,000 in connection with the first Advance. We have also paid YA Global a structuring fee of $50,000 in connection with the offering.
     In connection with YA Global’s sale of the common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to YA Global may be deemed to be underwriting commissions or discounts. We have agreed in the SEDA to provide indemnification to YA Global against certain civil liabilities.
     YA Global has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the SEDA. Such sales will be made on the Nasdaq Global Select Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA Global has informed us that each such broker-dealer will receive commissions from YA Global that will not exceed customary brokerage commissions.
     The common stock may be sold in one or more of the following manners:
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.
     YA Global has agreed that, during the term of the SEDA, neither YA Global nor any of its affiliates will engage in any short sales with respect to our common stock, provided that upon receipt of an advance notice YA Global may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.
     In addition, YA Global and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common stock by YA Global or any unaffiliated broker-dealer. Under these rules and regulations, YA Global and any unaffiliated broker-dealer:
•	may not engage in any stabilization activity in connection with our securities;

•	must furnish each broker that offers our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement that are required by the broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.
     These restrictions may affect the marketability of our common stock by YA Global and any unaffiliated broker-dealer.
     We will report at least quarterly the number of shares of our common stock sold through YA Global under the SEDA, and the net proceeds to us, in connection with the sales of common stock.
     The offering of our common stock pursuant to the SEDA will terminate upon the earlier of (1) the sale of up to $15,000,000 of our common stock offered by this prospectus supplement, (2) the termination of the SEDA and (3) November 10, 2012.

LEGAL MATTERS
     Certain legal matters will be passed upon for us by Hand Arendall LLC, Mobile, Alabama. Hand Arendall attorneys own beneficially approximately 230,000 shares of our common stock, and Stephen G. Crawford, a member of Hand Arendall LLC, is one or our directors.
EXPERTS
     Our consolidated statements of condition as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for the years then ended, incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by Dixon Hughes PLLC, an independent registered public accounting firm. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     Our consolidated statements of condition as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity and cash flow for the year then ended, incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by KPMG LLP, an independent registered public accounting firm. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock
Preferred Stock
Rights
Warrants

          We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $75,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
          This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.
          Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “BTFG.”
          You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
          These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is December 17, 2008

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. By using a shelf registration statement, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $75,000,000.
          This prospectus provides you with a general description of each of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
          The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the SEC’s website (http://www.sec.gov) or at the SEC office mentioned under the heading “Where You Can Find More Information.”

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          You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. You should assume that information previously filed with the SEC and incorporated by reference is accurate as of the date of filing only. Our business, financial condition, results of operations and prospects may have changed since those dates.
          In this prospectus, we refer to common stock, preferred stock, rights and warrants collectively as “securities.” The terms “we,” “us,” and “our” refer to BancTrust Financial Group, Inc., our subsidiary bank, BankTrust, and its brokerage and insurance subsidiary, BancTrust Financial Services, Inc.; except that in the discussion of our capital stock and related matters these terms refer solely to BancTrust Financial Group, Inc. and not to our subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov.
          We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The SEC’s rules allow us to “incorporate” the information we file with the SEC “by reference” into this prospectus. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
          We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
          (a) Our Annual Report on Form 10-K for the year ended December 31, 2007;
          (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

          (c) Our Current Reports on Form 8-K, filed on May 13, 2008, May 21, 2008, July 29, 2008 and October 3, 2008;
          (d) The description of the common stock set forth in our Registration Statement filed February 27, 1987 on Form 8-A (SEC File No. 0‑15423) and any amendment or report filed for the purpose of updating such description;
          (e) All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).
          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:
BancTrust Financial Group, Inc.
100 St. Joseph Street
Mobile, Alabama 36602
(251) 431-7800
Attention: F. Michael Johnson
          We also maintain an Internet site at http://www.banktrustonline.com at which there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
     This prospectus and any accompanying prospectus supplements may include or incorporate “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect our current views with respect to future events and financial performance, describe our future plans or strategies or otherwise provide forward-looking information. These statements can often be identified by our use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. These forward-looking statements are based on assumptions and are subject to risks, uncertainties and other variables that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements, including, but not limited to, the following:
•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce margins;

•	general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which we are engaged;

•	we may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions or financings or capital-raising transactions;

•	we may be unable to achieve anticipated results from our merger with The Peoples BancTrust Company, Inc. (“Peoples”) for a variety of reasons, including:
•	lower than expected cost savings or earnings from the combined company;

•	greater than expected difficulties in combining BancTrust’s and Peoples’ cultures;

•	an economic downturn in new markets we have entered;

•	greater than expected loss of customers or employees; or

•	difficulties in integrating Peoples’ and BancTrust’s businesses;
•	deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected;

•	competitors may have greater financial resources and develop products that enable our competitors to compete more successfully than we can compete; and

•	adverse changes may occur in the capital markets.
     The cautionary statements in the prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein also identify important factors and possible events that involve risks and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date such statements were made.
     We expressly qualify in their entirety all written or oral forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section. We do not intend to update or revise, and we assume no responsibility for updating or revising, any forward-looking statement contained or incorporated in this prospectus or any accompanying prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law.

BANCTRUST FINANCIAL GROUP, INC.
          We are an Alabama corporation registered under the Bank Holding Company Act of 1956, as amended. We provide a comprehensive array of traditional financial services through 51 bank offices, 41 of which are in the southern two-thirds of Alabama and 10 of which are in northwest Florida. We operate through our subsidiary bank, BankTrust, an Alabama-chartered financial institution headquartered in Mobile, Alabama, to which we sometimes refer in this prospectus as “BankTrust” or the “Bank.” Through BankTrust we offer a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in or conduct a substantial portion of their business in our markets. We also offer a full array of retail and commercial deposit products and fee-based services to support our customers’ financial needs, including checking accounts, money market accounts, savings accounts and certificates of deposit. For our commercial customers we also offer cash management services such as lock-box, sweep accounts and remote deposit. Other traditional services offered include drive-in banking and night deposit facilities, 24-hour automated teller machines, Internet banking, debit and credit card services and telephone banking. In addition to our traditional banking services, we offer our customers a full array of trust services through our Trust Department. We offer our customers certain investment and insurance products through BancTrust Financial Services, Inc., an insurance and brokerage subsidiary of BankTrust.
          Our principal executive offices are located at 100 St. Joseph Street, Mobile, Alabama 36602, and our telephone number is (251) 431-7800. Our Internet website address is http://www.banktrustonline.com. Our Internet website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus.
RISK FACTORS
          An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.
USE OF PROCEEDS
          We intend to use the net proceeds from sales of our securities as set forth in the applicable prospectus supplement or pricing supplement relating to a specific issuance of securities.

RATIO OF EARNINGS TO FIXED CHARGES
          The Company’s consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2007 and each of the nine-month periods ended September 30, 2007 and September 30, 2008 are as follows:

Nine Months Ended
	September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges
Including Deposit Interest	1.18x	1.25x	1.16x	1.54x	1.96x	2.15x	2.10x
Excluding Deposit Interest	2.22x	3.04x	2.27x	4.29x	6.05x	7.77x	17.22x

          We computed the Ratio of Earnings to Fixed Charges by dividing earnings from continuing operations by fixed charges. For purposes of computing this ratio, “earnings” consist of income from continuing operations before provision for income taxes, extraordinary charges and changes in accounting principles plus fixed charges. “Fixed charges” consist of the sum of interest expense on indebtedness, interest expense on deposits, and interest within rental expense, which is estimated to be one-third of rental expense (a common practice within the banking industry).
DESCRIPTION OF SECURITIES WE MAY OFFER
          This prospectus contains summary descriptions of our common stock, preferred stock, rights and warrants that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.
DESCRIPTION OF COMMON STOCK
          In this section, we describe the material features and rights of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, our bylaws and to the applicable provisions of Alabama law.
          Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share. Our shares of common stock are traded on The Nasdaq Global Select Market under the symbol “BTFG.”
          Holders of our common stock are entitled to:
•	one vote for each share of common stock held;

•	receive dividends if and when declared by our board of directors from our unreserved and unrestricted earned surplus or our unreserved and unrestricted net earnings for the current fiscal year; and

•	share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.
          Because we are a holding company, our rights and the rights of our creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that BancTrust itself may be a creditor having recognized claims against the subsidiary.

          Holders of our common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.
          Our amended and restated articles of incorporation, as amended, and our second amended and restated bylaws contain certain protective provisions that could have the effect of impeding an attempt to gain control of our outstanding shares, as well as provisions that limit liability or provide indemnification for directors and executive officers. These provisions are discussed in more detail below.
•	Our articles of incorporation provide that the vote of 75% or more of the shares entitled to vote will be required to approve (1) any merger or consolidation of BancTrust with or into any other “related” corporation, (2) the sale, lease, exchange or other disposition of a substantial part (20%) of our assets to a related corporation if the related corporation or its affiliates are the beneficial owners of 5% or more of the outstanding capital stock of BancTrust, or (3) the issuance of any stock or other securities of BancTrust in exchange or payment for any property or assets of a related corporation. This 75% vote requirement does not apply if (i) a 75% vote of the directors is obtained or (ii) we own 50% or more of the voting stock of such related corporation. For purposes of this provision, “related corporation” means any other corporation, or its affiliates, that beneficially own, directly or indirectly, more than 5% of the total voting power of all outstanding shares of voting stock of BancTrust.

•	Our articles of incorporation provide, subject to certain exceptions mandated by the Alabama Business Corporation Act, that directors are not liable to us or our shareholders for monetary damages for breach of their fiduciary duty of care.

•	The Alabama Business Corporation Act permits a corporation to indemnify a director if the director seeking indemnification acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that his or her action was in the best interest of the corporation, (ii) in all other cases, that his or her action was not opposed to the best interests of the corporation, and (iii) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful, provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The Alabama Business Corporation Act prohibits indemnification of a director with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was received by him or her. Our articles of incorporation require indemnification or reimbursement of our directors and executive officers to the fullest extent permitted by the Alabama Business Corporation Act.

•	The Alabama Business Corporation Act provides that BancTrust’s directors may be removed with or without cause at a meeting of our shareholders called for the purpose of removing a specific director.

•	Special meetings of shareholders may be called at any time by the board of directors, by a majority of the members of the board of directors, or by a committee of the board which has been given such authority. A special meeting of shareholders also may be called by holders of 10% or more of our outstanding shares of common stock entitled to vote at the special meeting.

•	Our articles of incorporation require a shareholder seeking to nominate a director for election at an annual shareholder’s meeting to give our secretary notice of such nomination no less than thirty (30) and no more than sixty (60) days prior to the meeting.

•	Our articles of incorporation provide that the board of directors or any shareholder entitled to vote generally in the election of directors may propose any new business to be taken up at any annual or special meeting of shareholders. If a shareholder desires to propose new business, he or she must give notice in writing, by mailing such notice to the secretary of BancTrust, not less than thirty (30) nor more than sixty (60) days prior to the date at which the meeting is to be held.

•	Our articles of incorporation expressly prohibit action of our shareholders by unanimous written consent and instead require any shareholder action to be taken only at an annual or special meeting of shareholders.
DESCRIPTION OF PREFERRED STOCK
          Our articles of incorporation permit us to issue up to 500,000 shares of preferred stock, no par value, in one or more classes or series having such voting powers and other terms and conditions as may be determined in the discretion of our board of directors.
          Our board of directors must adopt resolutions prior to the issuance of any shares of a particular class or series of preferred stock fixing the voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations and restrictions of the class or series of preferred stock, including but not limited to, the following:
•	The distinctive designation or title of and number of shares which shall constitute such class or series (which may be increased or decreased within certain limits);

•	The rate and time at which, and the terms and conditions upon which, dividends, if any, shall be paid;

•	The extent of the preference or relation, if any, of such dividends to dividends payable on any other class or classes or series of the same or other classes of stock;

•	Whether such dividends shall be cumulative or non-cumulative;

•	The right, if any, of the holders of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock, and the terms and conditions of such conversion or exchange;

•	Whether or not preferred stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, preferred stock of such class or series may be redeemed;

•	The rights, if any, of the holders upon voluntary or involuntary liquidation of BancTrust; and

•	The terms of the sinking fund or redemption or purchase account, if any, to be provided.
          Our board of directors has the authority to make the voting powers, designations, preferences, rights, qualifications, limitations or restrictions of any class or series of preferred stock dependent upon facts ascertainable outside of our articles of incorporation or any amendment thereto, or outside the resolution or resolutions adopted to provide for the issue of such preferred stock, provided that the manner in which such facts shall operate on the voting powers, designations, preferences, rights, qualifications, limitation or restrictions of such class or series of preferred stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock.
          Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.
          We will set forth in the applicable prospectus supplement the terms under which any preferred stock being offered may be convertible into or exchangeable for our common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or other securities that the holders of the preferred stock receive would be subject to adjustment.
DESCRIPTION OF RIGHTS
          In this section, we describe the general terms and provisions of the rights to purchase common stock or other securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.
          The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements or rights certificates described in a prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed to have been superseded by that prospectus supplement.
          Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock or other securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.
          Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.
          The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.
DESCRIPTION OF WARRANTS
          In this section, we describe the general terms and provisions of the warrants to purchase common stock or other securities that we may offer. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
          The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.
          The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.
PLAN OF DISTRIBUTION
     We may sell our securities in any of three ways (or in any combination):
•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
     Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:
•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

          The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.
          Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
          If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.
          We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
          We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.
          Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
          We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS
          The legality and validity of the securities offered from time to time under this prospectus will be passed upon by Hand Arendall LLC, Mobile, Alabama. Hand Arendall attorneys own beneficially approximately 230,000 shares of the outstanding BancTrust common stock, and Stephen G. Crawford, a member of Hand Arendall LLC, is a director of BancTrust.
EXPERTS
          The consolidated statements of condition as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flow for each of the years in the three-year period ended December 31, 2007 and KPMG LLP’s report as to the effectiveness of our internal control over financial reporting as of December 31, 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated by reference herein, have been incorporated herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s audit report covering the December 31, 2007 consolidated financial statements refers to our changes in accounting for uncertainties in income taxes during 2007 and accounting for share-based payments, evaluating prior-year misstatements, and accounting for defined benefit pension plans during 2006. Effective May 7, 2008, the client-auditor relationship between BancTrust Financial Group, Inc. and KPMG LLP ceased.

Up to $15,000,000
Shares of Common Stock
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Prospectus Supplement
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YA Global Master SPV Ltd.

February 23, 2011
Supplementing Prospectus Supplement dated February 9, 2011,
Prospectus Supplement dated November 10, 2010
and Prospectus dated December 17, 2008